Information
For Immediate Release

LOCKHEED MARTIN ANNOUNCES 2008 FOURTH QUARTER AND YEAR-END RESULTS

•	Fourth quarter earnings per share up 8% to $2.05; Full year earnings per share up 11% to $7.86
•	Fourth quarter net earnings up 3% to $823 million; Full year net earnings up 6% to $3.2 billion
•	Fourth quarter net sales up 3% to $11.1 billion; Full year net sales up 2% to $42.7 billion
•	Generated $997 million in cash from operations for the quarter; $4.4 billion for the full year
•	Provides updated outlook for 2009

BETHESDA, Md, January 22, 2009 – Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 2008 net earnings of $823 million ($2.05 per diluted share), compared to $799 million ($1.89 per diluted share) in 2007.  Net sales were $11.1 billion, compared to fourth quarter 2007 sales of $10.8 billion.  Cash from operations for the fourth quarter of 2008 was $997 million, compared to $425 million in 2007.

For the year ended December 31, 2008, net earnings were $3.2 billion ($7.86 per share), compared to $3.0 billion ($7.10 per share) in 2007.  Net sales for 2008 were $42.7 billion, a 2% increase over the $41.9 billion in 2007.  Cash from operations for 2008 was $4.4 billion, compared to $4.2 billion in 2007.  Return on Invested Capital (ROIC) was 21.7% for 2008 compared to 21.4% in 2007.

"Our results for 2008 reflect excellent operational and financial performance across all business areas, despite the difficult economic environment,” said Bob Stevens, Chairman, President and CEO.  “By holding steady to our strategy of diversifying, differentiating and delivering to enhance shareholder and customer value, our 146,000 dedicated employees demonstrated their unwavering commitment to making Lockheed Martin the world’s premier global security company.”

Summary Reported Results and Outlook

The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	4th Quarter		Year
(In millions, except per share data)	2008	2007	2008	2007

Net sales	$11,132	$10,841	$42,731	$41,862

Operating profit
Segment operating profit	$1,255	$1,256	$4,970	$4,691
Unallocated corporate, net:
FAS/CAS pension adjustment	32	(12)	128	(58)
Stock compensation expense	(40)	(33)	(155)	(149)
Unusual items, net	48	—	193	71
Other, net	53	4	(5)	(28)
	1,348	1,215	5,131	4,527
Interest expense	77	87	341	352
Other non-operating (expense) income, net [1]	(102)	54	(88)	193
Earnings before income taxes	1,169	1,182	4,702	4,368
Income taxes	346	383	1,485	1,335
Net earnings	$823	$799	$3,217	$3,033
Diluted earnings per share	$2.05	$1.89	$7.86	$7.10
Cash from operations [2]	$997	$425	$4,421	$4,238

[1]	Includes interest income and unrealized (losses) gains, net on marketable securities held to fund certain non-qualified employee benefit obligations.
[2]
In the fourth quarter of 2008, the Corporation reclassified the effect of exchange rate changes on cash from “Cash from operations” to a separate caption in the Statement of Cash Flows for all periods presented (see Attachment F to this Press Release).

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations.  Actual results may differ materially from those projected.  See the “Forward-Looking Statements” discussion contained in this press release.

2009 FINANCIAL OUTLOOK [1]	2009 Projections
(In millions, except per share data and percentages)	Current Update	October 2008

Net sales	$44,700 – $45,700	$44,250 – $45,250

Operating profit:
Segment operating profit	$5,175 – $5,275	$5,100 – $5,250
Unallocated corporate, net :
FAS/CAS pension adjustment	(470)	(60)
Stock compensation expense	(160)	(160)
Unusual items, net	—	—
Other, net	(80)	(80)
	4,465 – 4,565	$4,800 – $4,950

Interest expense	(305)	(305)
Other non-operating (expense) income, net [2]	—	35
Earnings before income taxes	$4,160 – $4,260	$4,530 – $4,680

Diluted earnings per share	$7.05 – $7.25	$7.65 – $7.90
Cash from operations	≥ $4,000	≥ $4,000
ROIC [3]	≥ 18.0%	≥ 20.0%

[1]	All amounts approximate.
[2]	Includes interest income and unrealized (losses) gains, net on marketable securities held to fund certain non-qualified employee benefit obligations.
[3]	See discussion of non-GAAP performance measures at the end of this document.

The revision in the Corporation’s projected 2009 diluted earnings per share results primarily from the net impact of the following:
•	a higher level of projected sales and segment operating profit in our Information Systems & Global Services and Electronic Systems business segments;
•	an increase in projected FAS pension expense related to the following updates:
➢
as a result of significant declines in interest rates during the last few weeks of December, the Corporation selected a 6.125% discount rate at the year-end 2008 measurement date versus the 7.50% assumed in the prior outlook;

➢	actual return on plan assets in 2008 of (28%) as compared to the (25%) return assumed in the prior outlook; and
➢	the benefit of $109 million in pre-funding for various pension trusts during the fourth quarter of 2008, as discussed below.
•	a reduction in Other non-operating income as a result of declines in assumed yields on cash balances; and
•	the benefit of a reduction in projected weighted average shares outstanding.

It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or other unusual activities until such transactions have been consummated.

Re-Measurement of Post-Retirement Benefit Plans

In accordance with the provisions of Statement of Financial Accounting Standards 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (FAS 158), the Corporation is required to re-measure its pension and other post-retirement plans at December 31 of each year and to recognize their funded status on the balance sheet.  The re-measurement at December 31, 2008 uses a 6.125% discount rate and 2008 return on plan assets of (28%), as noted in the previous section.

The net impact of the annual re-measurement process was a non-cash, balance sheet only adjustment, which decreased stockholders’ equity by approximately $7.25 billion, after-tax.  This adjustment increased our ratio of debt-to-total capitalization from 31% at December 31, 2007 to 57% at December 31, 2008 (the Corporation’s Balance Sheet and Statement of Stockholders’ Equity are presented as Attachments E and G to this Press Release).

The Corporation made discretionary payments totaling $229 million in the fourth quarter to pre-fund the Corporation’s current estimate of the 2009 funding requirements for its defined benefit pension plan trust ($109 million) and retiree medical plan trust ($120 million).

Balanced Cash Deployment Strategy

The Corporation continued to execute its balanced cash deployment strategy during 2008 by:

•	repurchasing 6.7 million shares at a cost of $575 million in the quarter and 29.0 million shares at a cost of $2.9 billion in the year;
•	retiring $1.0 billion of long-term debt in the third quarter as a result of the floating rate convertible debt redemption and a total of $1.1 billion during the year;
•	making capital expenditures of $423 million during the quarter and $926 million during the year;
•	paying cash dividends of $227 million in the quarter and $737 million in the year; and
•	investing $38 million in the quarter and $233 million during the year for acquisition and investment activities.

Segment Results

The Corporation operates in four principal business segments: Electronic Systems; Information Systems & Global Services (IS&GS); Aeronautics; and Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	4th Quarter		Year
	2008	2007	2008	2007
Net sales
Electronic Systems	$2,934	$2,874	$11,620	$11,143
IS&GS	3,299	2,835	11,611	10,213
Aeronautics	2,865	3,004	11,473	12,303
Space Systems	2,034	2,128	8,027	8,203
Total net sales	$11,132	$10,841	$42,731	$41,862

Operating profit
Electronic Systems	$369	$360	$1,508	$1,410
IS&GS	307	275	1,076	949
Aeronautics	369	385	1,433	1,476
Space Systems	210	236	953	856
Segment operating profit	1,255	1,256	4,970	4,691
Unallocated corporate income (expense), net	93	(41)	161	(164)
Total operating profit	$1,348	$1,215	$5,131	$4,527

In the following comparison of segment operating results, changes in net sales and operating profit are generally expressed in terms of volume and/or performance.  Volume refers to increases (or decreases) in sales resulting from varying production activity levels, deliveries or services levels on individual contracts.  Volume changes typically include a corresponding change in operating profit based on the estimated profit rate at completion for a particular contract for design, development and production activities.  Performance generally refers to changes in contract booking rates.  These changes on our contracts for products usually relate to profit recognition associated with revisions to total estimated costs at completion of the contracts that reflect improved (or deteriorated) operating or award fee performance on a particular contract.  Changes in contract booking rates on contracts for products are recognized by recording adjustments in the current period for the inception-to-date effect of the changes on current and prior periods.  Recognition of the inception-to-date adjustment in the current or prior periods may affect the comparison of segment operating results.

Electronic Systems

($ millions)	4th Quarter		Year
	2008	2007	2008	2007
Net sales	$2,934	$2,874	$11,620	$11,143
Operating profit	$369	$360	$1,508	$1,410
Operating margin	12.6%	12.5%	13.0%	12.7%

Net sales for Electronic Systems increased by 2% for the quarter and 4% for the year ended December 31, 2008 from the comparable 2007 periods.  During the quarter, higher sales volume on platform integration activities at Platform, Training & Energy (PT&E) and surface systems and undersea systems activities at Maritime Systems & Sensors (MS2) partially were offset by lower sales volume on air defense and tactical missile programs at Missiles & Fire Control (M&FC).  For the year, sales increases in M&FC and MS2 more than offset a decline in PT&E.  The increase in M&FC mainly was due to higher volume on fire control and tactical missile programs.  The increase in MS2 was attributable to higher volume on surface systems, undersea systems and radar systems activities.  The decline in PT&E mainly was due to lower volume on platform integration activities.

Operating profit for Electronic Systems increased by 3% for the quarter and 7% for the year ended December 31, 2008 from the comparable 2007 periods.  In the quarter, operating profit increases in MS2 and PT&E partially were offset by a decline in M&FC.  The increase in MS2 mainly was attributable to improved performance on surface systems programs.  The increase at PT&E primarily was due to improved performance on platform integration activities and simulation and training programs.  The decline in M&FC primarily was attributable to tactical missile programs.  For the year, operating profit increases at M&FC and MS2 more than offset a decrease at PT&E.  The increase in M&FC mainly was due to improved performance on air defense programs and higher volume on tactical missile and fire control programs.  The increase in MS2 mainly was attributable to higher volume and improved performance on surface systems, underseas systems, and radar systems programs.  The decrease at PT&E primarily was due to performance on platform integration activities.

Information Systems & Global Services

($ millions)	4th Quarter		Year
	2008	2007	2008	2007
Net sales	$3,299	$2,835	$11,611	$10,213
Operating profit	$307	$275	$1,076	$949
Operating margin	9.3%	9.7%	9.3%	9.3%

Net sales for IS&GS increased by 16% for the quarter and 14% for the year ended December 31, 2008 from the comparable 2007 periods.  Sales increased in all three lines of business for both the quarter and the year.  The increase in Global Services principally was due to Pacific Architect & Engineers (PAE) programs, mission services and other international activities.  The increase in Mission Solutions primarily was driven by mission and combat support solutions activities, as well as by transportation and security solutions.  The increase in Information Systems mainly was due to higher volume on enterprise solutions and services activities.

Operating profit for IS&GS increased by 12% for the quarter and 13% for the year ended December 31, 2008 from the comparable 2007 periods.  Operating profit increased in all three lines of business for both the quarter and the year.  The increase in Global Services operating profit primarily was attributable to volume and improved performance on mission services programs and other international activities.  Mission Solutions operating profit increased due to higher volume and improved performance on transportation and security solutions programs, as well as mission and combat support solutions activities.  In Information Systems, operating profit increased due to higher volume on information technology programs and a benefit from a contract restructuring during the first quarter of 2008, which more than offset declines in mission services activities.

Aeronautics

($ millions)	4th Quarter		Year
	2008	2007	2008	2007
Net sales	$2,865	$3,004	$11,473	$12,303
Operating profit	$369	$385	$1,433	$1,476
Operating margin	12.9%	12.8%	12.5%	12.0%

Net sales for Aeronautics decreased by 5% for the quarter and 7% for the year ended December 31, 2008 from the comparable 2007 periods.  In the quarter, decreases in Combat Aircraft more than offset an increase in Other Aeronautics Programs and Air Mobility.  The decrease in Combat Aircraft was due to lower volume on F-16 and F-22 programs, which more than offset an increase in F-35 volume.  The increase in Other Aeronautics Programs mainly was due to higher volume in sustainment services activities.  The increase in Air Mobility mainly was due to higher volume on C-130 support activities.  There were three C-130J deliveries in both the fourth quarter of 2008 and the fourth quarter of 2007.  During the year, decreases in Combat Aircraft and Air Mobility more than offset increases in Other Aeronautics Programs.  The decrease in Combat Aircraft was due to lower volume on F-16, F-22 and F-35 programs.  The decrease in Air Mobility primarily was due to lower volume on other air mobility programs.  There were 12 C-130J deliveries in both 2008 and 2007.  The increase in Other Aeronautics Programs mainly was due to higher volume in sustainment services activities.

Operating profit decreased by 4% for the quarter and 3% for the year ended December 31, 2008 from the comparable 2007 periods.  During the quarter, operating profit declines in Combat Aircraft more than offset increases in Air Mobility and Other Aeronautics Programs.  In Combat Aircraft, the decrease mainly was due to lower volume and the decline in 2008 of the amount of favorable inception-to-date performance adjustments recognized on the F-22 program, which more than offset improved performance on F-16 programs.  The increase in Air Mobility primarily was due to higher volume and improved performance on C-130 support activities.  The increase in Other Aeronautics Programs mainly was due to improved performance on sustainment services activities.  During 2008, operating profit declines in Combat Aircraft partially were offset by increases in Other Aeronautics Programs and Air Mobility.  In Combat Aircraft, the decline mainly was due to lower volume on F-16 programs and lower volume and the decline in 2008 of the amount of favorable inception-to-date performance adjustments on the F-22 program.  The increase in Other Aeronautics Programs mainly was due to higher volume in sustainment services activities, which partially was offset by a decrease in operating profit due to performance on a P-3 modification contract.  In Air Mobility, operating profit increased mainly due to higher volume and improved performance on C-130 support activities, which more than offset a decline on C-5 programs.

Space Systems

($ millions)	4th Quarter		Year
	2008	2007	2008	2007
Net sales	$2,034	$2,128	$8,027	$8,203
Operating profit	$210	$236	$953	$856
Operating margin	10.3%	11.1%	11.9%	10.4%

Net sales for Space Systems decreased 4% for the quarter and 2% for the year ended December 31, 2008 from the comparable 2007 periods.  In both periods, a sales decline in Satellites partially was offset by growth in Space Transportation.  In Satellites, sales declines during the quarter in commercial satellite activities more than offset increases in government satellites programs.  During the year, sales declined in both commercial and government satellite activities due to lower volume.  There were no commercial satellite deliveries during the fourth quarter of 2008, as compared to one delivery in the fourth quarter of 2007.  There were two commercial satellite deliveries during 2008, compared to four in 2007.  The sales growth in Space Transportation primarily was due to higher volume on the Orion program.

Operating profit decreased by 11% for the quarter and increased by 11% for the year ended December 31, 2008 from the comparable 2007 periods.  During the quarter, operating profit declined in both Satellites and Space Transportation.  In Satellites, operating profit declined in the quarter due to performance on certain government satellite programs.  In Space Transportation, the decrease mainly was attributable to lower equity earnings on the United Launch Alliance (ULA) joint venture, which offset higher volume on the Orion program.  During the year, the increase in operating profit was due to Space Transportation, which partially was offset by a decline in Satellites.  In Space Transportation, the increase mainly was attributable to higher equity earnings on the ULA joint venture, volume on the Orion program, and the results from successful negotiations of a terminated commercial launch service contract in the first quarter of 2008.  The improvement in ULA’s earnings also reflects the absence in 2008 of a charge recognized in the third quarter of 2007 for asset impairment on the Delta II medium lift launch vehicles.  In Satellites, operating profit declined during the year due to lower volume and performance on certain government satellite programs.

Unallocated Corporate Income (Expense), Net

($ millions)	4th Quarter		Year
	2008	2007	2008	2007
FAS/CAS pension adjustment	$32	$(12)	$128	$(58)
Stock compensation expense	(40)	(33)	(155)	(149)
Unusual items, net	48	—	193	71
Other, net	53	4	(5)	(28)
Unallocated corporate income (expense), net	$93	$(41)	$161	$(164)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and included in “Unallocated corporate income (expense), net.”  See the Corporation’s 2007 Form 10-K for a description of “Unallocated corporate income (expense), net,” including the FAS/CAS pension adjustment.

The FAS/CAS pension adjustment (calculated as the difference between FAS 87 expense and the CAS cost amounts) moved from expense to income in 2008 due to an increase in the discount rate and other factors such as actual return on plan assets.  This change is consistent with the Corporation’s previously disclosed assumptions used to compute the 2008 amounts.

For purposes of segment reporting, the following unusual items were included in “Unallocated corporate income (expense), net” for the quarters and years ended December 31, 2008 and 2007:

2008 –
•
A fourth quarter gain, net of state income taxes, of $48 million representing the recognition of the remaining portion of the deferred net gain from the 2006 sale of the Corporation’s ownership interest in Lockheed Khrunichev Energia International, Inc. (LKEI) and International Launch Services, Inc. (ILS).  At the time of the sale, the Corporation deferred recognition of any gains pending the expiration of its responsibility to refund advances for future launch services.

•
A third quarter gain, net of state income taxes, of $44 million representing the recognition of a portion of the deferred net gain from the 2006 sale of the Corporation’s ownership interest in LKEI and ILS.

•
Second quarter earnings, net of state income taxes, of $85 million associated with reserves related to various land sales that are no longer required.  Reserves were recorded at the time of each land sale based on the U.S. Government’s assertion of its right to share in the sale proceeds.  This matter was favorably settled with the U.S. Government in the second quarter.

•
A first quarter gain, net of state income taxes, of $16 million representing the recognition of a portion of the deferred net gain from the 2006 sale of the Corporation’s ownership interest in LKEI and ILS.

Recognition of the deferred net gain increased net earnings by $32 million ($0.08 per share) during the fourth quarter of 2008.  This fourth quarter item, along with the previously reported items increased net earnings by $126 million ($0.31 per share) during the year ended December 31, 2008.

2007 –
•	A second quarter gain, net of state income taxes, of $25 million related to the sale of the Corporation’s remaining 20% interest in COMSAT International.
•	A first quarter gain, net of state income taxes, of $25 million related to the sale of land.
•	First quarter earnings, net of state income taxes, of $21 million related to the reversal of legal reserves from the settlement of certain litigation claims.

These items and the 2007 first quarter income tax benefit of $59 million ($0.14 per share) described in the Income Taxes discussion below, increased net earnings by $105 million ($0.25 per share) during the year ended December 31, 2007.

The increase in “Other, net” for the quarter and year ended December 31, 2008 from the comparable periods in 2007 is primarily attributable to income from a reduction in the value of certain market-based, non-qualified employee benefit obligations.

The Corporation also reported in “Other non-operating (expense) income, net” for both the quarter and year ended December 31, 2008, unrealized losses on marketable securities held to fund certain non-qualified employee benefit obligations.

Income Taxes

Our effective income tax rates were 29.6% and 31.6% for the quarter and year ended December 31, 2008 and 32.4% and 30.6% for the comparable 2007 periods.  The effective rates for all periods were lower than the statutory rate of 35% due to tax deductions for U.S. manufacturing activities, the research tax credit, and dividends related to our employee stock ownership plan.  The effective tax rate for 2008 was higher than in 2007 primarily due to a benefit recorded in the first quarter of 2007 arising from the closure of the IRS examination of the 2003 and 2004 tax years.

The Emergency Economic Stabilization Act of 2008 signed by the President on October 3, 2008 retroactively extends the research and development (R&D) tax credit for two years, from January 1, 2008 to December 31, 2009, and increases the alternative simplified R&D credit rate from 12% to 14% for calendar year 2009.  As a result of these changes, we recorded additional earnings of approximately $36 million in the fourth quarter of 2008, which resulted in a lower effective tax rate for the quarter ended December 31, 2008 than the comparable 2007 period.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 146,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.  The corporation reported 2008 sales of $42.7 billion.

 ###

NEWS MEDIA CONTACT:	Jeff Adams, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call:  Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3 p.m. E.S.T. on January 22, 2009.  A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings and cash flow.  These statements are not guarantees of future performance and are subject to risks and uncertainties.  Actual results could differ materially due to factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to the priorities of the new U.S. Administration and Congress, Department of Defense reviews, budgetary constraints, and cost-cutting initiatives); the impact of economic recovery and stimulus plans and continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; actual returns (or losses) on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; changes in counter-party credit risk exposure; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, rulemaking, and changes in accounting, tax, defense procurement, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release.  For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2007 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods.  All information in this release is as of January 21, 2009.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.  We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations.  The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes.  ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner.  ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:
Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)	2008 Actual	2007 Actual
Net Earnings Interest Expense (multiplied by 65%) [1]	$3,217 222	$3,033 229
RETURN	$3,439	$3,262

Average debt [2,5] Average equity [3,5] Average Benefit Plan Adjustments [4,5]	$4,346 8,236 3,256	$4,416 7,661 3,171
AVERAGE INVESTED CAPITAL	$15,838	$15,248

RETURN ON INVESTED CAPITAL	21.7%	21.4%

(In millions, except percentages)	2009 Projections
	Current Update	October 2008
Net Earnings Interest Expense (multiplied by 65%) [1]	Combined	Combined
RETURN	≥ $3,000	≥ $3,300

Average debt [2,5] Average equity [3,5] Average Benefit Plan Adjustments [4,5]	Combined	Combined
AVERAGE INVESTED CAPITAL	≤ $16,650	≤ $16,500

RETURN ON INVESTED CAPITAL	≥ 18.0%	≥ 20.0%
_______
1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3
Equity includes non-cash adjustments, primarily for unrecognized benefit plan actuarial losses and prior service costs, the adjustment for the adoption of FAS 158 in 2006 and the additional minimum pension liability in years prior to 2007.

4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity discussed in Note 3.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Earnings
Unaudited
(In millions, except per share data and percentages)
	QUARTER ENDED		YEAR ENDED
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales	$11,132	$10,841	$42,731	$41,862
Cost of sales	9,865	9,717	38,082	37,628
	1,267	1,124	4,649	4,234
Other income (expense), net	81	91	482	293
Operating profit	1,348	1,215	5,131	4,527
Interest expense	77	87	341	352
Other non-operating (expense) income, net	(102)	54	(88)	193
Earnings before income taxes	1,169	1,182	4,702	4,368
Income tax expense	346	383	1,485	1,335
Net earnings	$823	$799	$3,217	$3,033
Effective tax rate	29.6%	32.4%	31.6%	30.6%
Earnings per common share:
Basic	$2.08	$1.94	$8.05	$7.29
Diluted	$2.05	$1.89	$7.86	$7.10
Average number of shares outstanding:
Basic	395.8	412.3	399.7	416.0
Diluted	400.7	423.4	409.4	427.1
Common shares reported in stockholders' equity at quarter end:			392.7	409.4

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins
Unaudited
(In millions, except percentages)
	QUARTER ENDED			YEAR ENDED
	December 31, 2008	December 31, 2007	% Change	December 31, 2008	December 31, 2007	% Change
Net sales
Electronic Systems	$2,934	$2,874	2%	$11,620	$11,143	4%
Information Systems & Global Services	3,299	2,835	16	11,611	10,213	14
Aeronautics	2,865	3,004	(5)	11,473	12,303	(7)
Space Systems	2,034	2,128	(4)	8,027	8,203	(2)
Total net sales	$11,132	$10,841	3%	$42,731	$41,862	2%

Operating profit
Electronic Systems	$369	$360	3%	$1,508	$1,410	7%
Information Systems & Global Services	307	275	12	1,076	949	13
Aeronautics	369	385	(4)	1,433	1,476	(3)
Space Systems	210	236	(11)	953	856	11
Segment operating profit	1,255	1,256	—	4,970	4,691	6
Unallocated corporate income (expense), net	93	(41)		161	(164)
	$1,348	$1,215	11%	$5,131	$4,527	13%

Margins:
Electronic Systems	12.6%	12.5%		13.0%	12.7%
Information Systems & Global Services	9.3	9.7		9.3	9.3
Aeronautics	12.9	12.8		12.5	12.0
Space Systems	10.3	11.1		11.9	10.4
Total operating segments	11.3%	11.6%		11.6%	11.2%

Total consolidated	12.1%	11.2%		12.0%	10.8%

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)
	QUARTER ENDED		YEAR ENDED
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Unallocated corporate income (expense), net
FAS/CAS pension adjustment	$32	$(12)	$128	$(58)
Stock compensation expense	(40)	(33)	(155)	(149)
Unusual items, net	48	—	193	71
Other, net	53	4	(5)	(28)
Unallocated corporate income (expense), net	$93	$(41)	$161	$(164)

	QUARTER ENDED		YEAR ENDED
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
FAS/CAS pension adjustment
FAS 87 expense	$(115)	$(169)	$(462)	$(687)
Less: CAS costs	(147)	(157)	(590)	(629)
FAS/CAS pension adjustment - income (expense)	$32	$(12)	$128	$(58)

	QUARTER ENDED DECEMBER 31, 2008			YEAR ENDED DECEMBER 31, 2008
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2008
ILS/LKEI deferred gain	$48	$32	$0.08	$108	$70	$0.17
Earnings associated with prior years' land sales	—	—	—	85	56	0.14
	$48	$32	$0.08	$193	$126	$0.31

	QUARTER ENDED DECEMBER 31, 2007			YEAR ENDED DECEMBER 31, 2007
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2007
Gain on sale of interest in Comsat International	$—	$—	$—	$25	$16	$0.04
Gain on sale of surplus land	—	—	—	25	16	0.04
Earnings from reversal of legal reserves	—	—	—	21	14	0.03
Benefit from closure of an IRS audit	—	—	—	—	59	0.14
	$—	$—	$—	$71	$105	$0.25

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)
	QUARTER ENDED		YEAR ENDED
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Depreciation and amortization of plant and equipment
Electronic Systems	$63	$77	$252	$227
Information Systems & Global Services	17	16	66	68
Aeronautics	53	60	190	181
Space Systems	57	46	166	136
Segments	190	199	674	612
Unallocated corporate expense, net	15	13	53	54
Total depreciation and amortization	$205	$212	$727	$666

	QUARTER ENDED		YEAR ENDED
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Amortization of purchased intangibles
Electronic Systems	$2	$5	$10	$27
Information Systems & Global Services	11	13	44	55
Aeronautics	12	12	50	50
Space Systems	2	3	5	9
Segments	27	33	109	141
Unallocated corporate expense, net	1	3	9	12
Total amortization of purchased intangibles	$28	$36	$118	$153

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Balance Sheet
Unaudited
(In millions)
	DECEMBER 31,	DECEMBER 31,
	2008	2007
Assets
Cash and cash equivalents	$2,168	$2,648
Short-term investments	61	333
Receivables	5,296	4,925
Inventories	1,902	1,718
Deferred income taxes	755	756
Other current assets	500	560
Total current assets	10,682	10,940

Property, plant and equipment, net	4,488	4,320
Goodwill	9,526	9,387
Purchased intangibles, net	355	463
Prepaid pension asset	122	313
Deferred income taxes	4,651	760
Other assets	3,610	2,743
Total assets	$33,434	$28,926

Liabilities and Stockholders' Equity
Accounts payable	$2,013	$2,163
Customer advances and amounts in excess of costs incurred	4,535	4,212
Current maturities of long-term debt	242	104
Other accrued expenses	3,734	3,549
Total current liabilities	10,524	10,028
Long-term debt, net	3,563	4,303
Accrued pension liabilities	12,004	1,192
Other postretirement and other noncurrent liabilities	4,478	3,598
Stockholders' equity	2,865	9,805
Total liabilities and stockholders' equity	$33,434	$28,926
Total debt-to-capitalization ratio:	57%	31%

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Cash Flows
Unaudited
(In millions)
	YEAR ENDED
	December 31, 2008	December 31, 2007
Operating Activities
Net earnings	$3,217	$3,033
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	727	666
Amortization of purchased intangibles	118	153
Stock-based compensation	155	149
Excess tax benefit on stock compensation	(92)	(124)
Changes in operating assets and liabilities:
Receivables	(333)	(324)
Inventories	(183)	(57)
Accounts payable	(159)	(66)
Customer advances and amounts in excess of costs incurred	313	394
Other	658	414
Net cash provided by operating activities (a)	4,421	4,238

Investing Activities
Expenditures for property, plant and equipment	(926)	(940)
Sale of short-term investments, net	272	48
Acquisitions of businesses / investments in affiliates	(233)	(337)
Divestiture of investment in affiliate	—	26
Other	(20)	(2)
Net cash used for investing activities	(907)	(1,205)

Financing Activities
Repurchases of common stock	(2,931)	(2,127)
Issuances of common stock and related amounts	250	350
Excess tax benefit on stock compensation	92	124
Common stock dividends	(737)	(615)
Issuance of long-term debt and related costs	491	—
Repayments of long-term debt	(1,103)	(32)
Net cash used for financing activities	(3,938)	(2,300)

Effect of exchange rate changes on cash (a)	(56)	3
Net (decrease) increase in cash and cash equivalents	(480)	736
Cash and cash equivalents at beginning of period	2,648	1,912
Cash and cash equivalents at end of period	$2,168	$2,648

(a)	In the fourth quarter of 2008, the Corporation reclassified the effect of exchange rate changes on cash from "Other"within "Net cash provided by operating activities" to a separate reconciling item in the Consolidated Condensed Statement of Cash Flows. Prior year amounts have been reclassified to conform to this presentation.

LOCKHEED MARTIN CORPORATION
Consolidated Condensed Statement of Stockholders' Equity
Unaudited
(In millions)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at January 1, 2008	$409	$—	$11,247	$(1,851)	$9,805
Net earnings			3,217		3,217
Common stock dividends (a)			(737)		(737)
Conversion of debentures	5	58			63
Stock-based awards and ESOP activity	8	738			746
Repurchases of common stock (b)	(29)	(796)	(2,106)		(2,931)
Other comprehensive loss (c)				(7,298)	(7,298)
Balance at December 31, 2008	$393	$—	$11,621	$(9,149)	$2,865

(a)	Includes dividends ($0.42 per share) declared and paid in the first, second and third quarters and a dividend ($0.57 per share) paid in the fourth quarter.
(b)
The Corporation repurchased 6.7 million shares for $575 million during the fourth quarter.  During the year, the Corporation repurchased 29.0 million shares for $2.9 billion.  The Corporation has 33.7 million shares remaining under its share repurchase program as of the end of 2008.

(c)
At December 31, 2008, the Corporation recognized a non-cash, after-tax reduction of stockholders' equity of approximately $7.25 billion, as a result of the required remeasurement of the pension plans.  The decrease was primarily the result of actual return on plan assets in 2008 of (28%) and a lower discount rate at December 31, 2008 of 6.125% compared to 6.375% at December 31, 2007.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
(In millions)
	December 31,	December 31,
	2008	2007
Backlog
Electronic Systems	$22,500	$21,200
Information Systems & Global Services	13,300	11,800
Aeronautics	27,200	26,300
Space Systems	17,900	17,400
Total	$80,900	$76,700

	QUARTER ENDED		YEAR ENDED
	December 31,	December 31,	December 31,	December 31,
Aircraft Deliveries	2008	2007	2008	2007
F-16	5	9	28	41
F-22	6	7	23	24
C-130J	3	3	12	12